Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Tower Financial Corporation on Form S-8 (File No. 333-64318) of our report dated June 25, 2013, on our audit of the statements of net assets available for benefits of Tower Financial 401(k) Plan as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012, which appears in the December 31, 2012, annual report on Form 11-K of Tower Financial 401(k) Plan.

BKD, LLP

Fort Wayne, Indiana

June 25, 2013